HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Kurt A. Tjaden, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Investor Relations Manager (563) 506-9783

HNI CORPORATION REPORTS
DOUBLE DIGIT EARNINGS GROWTH
FOR FIRST QUARTER FISCAL YEAR 2016

First Quarter Highlights

•	Non-GAAP net income per share increased 48 percent to $0.31 on a sales decrease of 4.3 percent; GAAP net income per share $0.26

•	GAAP and Non-GAAP gross profit increased 190 basis points

MUSCATINE, Iowa (April 21, 2016) – HNI Corporation (NYSE: HNI) today announced sales for the first quarter ended April 2, 2016 of $501.0 million and net income of $11.8 million, or $0.26 per diluted share. Non-GAAP net income per diluted share, which excludes restructuring and transition costs, improved 48 percent from the prior year quarter to $0.31.

First Quarter Summary Comments
“We delivered very strong results which exceeded our expectations for the first quarter. Operating margins increased in both our office furniture and hearth products segments driven by strong operational execution. We continue to compete well in our markets and are focused on driving long-term shareholder value," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

First Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	4/2/2016	4/4/2015	Change
GAAP
Net Sales	$501.0	$523.5	-4.3%
Gross Profit %	37.1%	35.2%	190 bps
SG&A %	33.0%	32.2%	80 bps
Restructuring charges %	0.2%	0.1%	10 bps
Operating Income	$19.5	$15.4	26.6%
Operating Income %	3.9%	2.9%	100 bps
Net Income %	2.4%	1.6%	80 bps
EPS – diluted	$0.26	$0.19	36.8%

Non-GAAP
Gross Profit %	37.4%	35.5%	190 bps
Operating Income	$22.4	$16.9	32.3%
Operating Income %	4.5%	3.2%	130 bps
EPS – diluted	$0.31	$0.21	47.6%

First Quarter Summary Comments

•
Consolidated net sales decreased $22.4 million or 4.3 percent to $501.0 million. Compared to prior year quarter, the acquisition of a small office furniture company increased sales $4.7 million. On an organic basis, sales decreased 5.2 percent.

•	Non-GAAP gross margin increased 190 basis points compared to prior year driven by strong operational performance, favorable material costs and price realization, partially offset by lower volume.

•
Selling and administrative expenses, as a percentage of sales, increased 80 basis points due to the impacts of lower volume and higher incentive based compensation partially offset by broad based cost reductions.

•
The Corporation recorded $2.9 million of restructuring and transition costs in connection with previously announced closures and structural realignment. First quarter 2015 included $1.5 million of restructuring and transition costs.

Office Furniture – Financial Performance (Dollars in millions)
	Three Months Ended
	4/2/2016	4/4/2015	Change
GAAP
Net Sales	$387.3	$407.4	-4.9%
Operating Profit	$21.3	$20.2	5.7%
Operating Profit %	5.5%	4.9%	0.6 bps

Non-GAAP
Operating Profit	$23.0	$21.7	6.1%
Operating Profit %	5.9%	5.3%	60 bps

•
First quarter sales decreased $20.1 million or 4.9 percent to $387.3 million. Compared to prior year quarter, an acquisition increased sales $4.7 million. On an organic basis, sales decreased 6.1 percent. Sales for the quarter decreased in both our supplies-driven and contract channels.

•
First quarter non-GAAP operating profit increased $1.3 million or 6.1 percent. Strong operational performance, favorable material costs, price realization, and cost reductions were partially offset by lower volume and higher incentive based compensation.

Hearth Products – Financial Performance (Dollars in millions)
	Three Months Ended
	4/2/2016	4/4/2015	Change
GAAP
Net Sales	$113.7	$116.0	-2.0%
Operating Profit	$12.6	$12.5	0.5%
Operating Profit %	11.0%	10.8%	0.2 bps

Non-GAAP
Operating Profit	$13.8	$12.5	10.1%
Operating Profit %	12.1%	10.8%	130 bps

•	First quarter sales decreased $2.4 million or 2.0 percent to $113.7 million. Growth in the new construction channel was offset by the continued decline in the retail pellet channel.

•
For the quarter, non-GAAP operating profit increased $1.3 million or 10.1 percent. Strong operational performance, favorable material costs, price realization, and cost reductions were partially offset by lower volume and higher incentive based compensation.

Outlook
“I am very pleased with our strong performance in the first quarter. We are seeing signs of modest market improvement. We continue to compete well. We are confident the investments we are making in our business will continue to generate strong returns for our shareholders. I am excited about our ability to deliver long-term profitable growth,” said Mr. Askren.

The Corporation estimates sales to be down 4 to 7 percent in the second quarter over the same period in the prior year, including the impacts of acquisitions and divestitures. Non-GAAP earnings per share are anticipated to be in the range of $0.54 to $0.59 for the second quarter and $2.40 to $2.70 for the full year, which excludes restructuring and transition costs.

Conference Call
HNI Corporation will host a conference call on Friday, April 22, 2016 at 10:00 a.m. (Central) to discuss first quarter fiscal year 2016 results. To participate, call 1-877-512-9166 – conference ID number 74118145. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Thursday, April 28, 2016, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 74118145.

About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments.  HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products.  The Corporation's strong brands have leading positions in their markets.  More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements

This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives and financial performance, expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP) for the second quarter and full fiscal year 2016. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident” or other similar words, phrases or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: general economic conditions in the United States and internationally; unfavorable changes in the United States housing market; industry and competitive conditions; a decline in corporate spending on office furniture; changes in raw material, component or commodity pricing; future acquisitions, divestitures or investments; the cost of energy; changing legal, regulatory, environmental and healthcare conditions; the Corporation’s ability to successfully complete its business software system implementation; the Corporation’s ability to implement price increases; changes in the sales mix of products; the Corporation's ability to achieve the anticipated benefits from closures and structural alignment initiatives; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

HNI CORPORATION
Unaudited Condensed Consolidated Statement of Operations

(Dollars in thousands, except per share data)	Three Months Ended
	4/2/2016	4/4/2015
Net sales	$501,037	$523,477
Cost of products sold	315,326	338,977
Gross profit	185,711	184,500
Selling and administrative expenses	165,106	168,704
Restructuring	1,086	377
Operating income	19,519	15,419
Interest income	78	90
Interest expense	1,874	1,989
Income before income taxes	17,723	13,520
Income taxes	5,881	5,068
Net income	11,842	8,452
Less: Net (loss) attributable to the noncontrolling interest	(1)	(26)
Net income attributable to HNI Corporation	$11,843	$8,478

Net income attributable to HNI Corporation common shareholders – basic	$0.27	$0.19
Average number of common shares outstanding – basic	44,258,357	44,303,788

Net income attributable to HNI Corporation common shareholders – diluted	$0.26	$0.19
Average number of common shares outstanding – diluted	45,039,918	45,523,785

Unaudited Condensed Consolidated Balance Sheet

	As of	As of
(Dollars in thousands)	04/02/2016	01/02/2016
Assets
Current Assets
Cash and cash equivalents	$38,566	$28,548
Short-term investments	4,952	4,252
Receivables	218,179	243,409
Inventories	147,928	125,228
Prepaid expenses and other current assets	33,870	36,933
Total Current Assets	443,495	438,370
Property, Plant and Equipment
Land and land improvements	29,240	28,801
Buildings	303,644	298,516
Machinery and equipment	530,572	515,131
Construction in progress	24,720	31,986
	888,176	874,434
Less accumulated depreciation	540,867	533,275
Net Property, Plant, and Equipment	347,309	341,159
Goodwill	294,262	277,650
Deferred Tax Charges	332	—
Other Assets	226,054	206,746
Total Assets	$1,311,452	$1,263,925

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$349,841	$424,405
Note payable and current maturities of long-term debt	105,293	5,477
Current maturities of other long-term obligations	4,073	6,018
Total Current Liabilities	459,207	435,900
Long-term Debt	195,000	185,000
Other Long-term Liabilities	77,315	76,792
Deferred Income Taxes	91,365	88,934

Parent Company Shareholders' Equity	488,221	476,954
Noncontrolling Interest	344	345
Total Shareholders' Equity	488,565	477,299
Total Liabilities and Shareholders' Equity	$1,311,452	$1,263,925

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended
(Dollars in thousands)	4/2/2016	4/4/2015
Net cash flows from (to) operating activities	($20,218)	($49,317)
Net cash flows from (to) investing activities	(60,926)	(28,171)
Net cash flows from (to) financing activities	91,162	68,813
Net increase (decrease) in cash and cash equivalents	10,018	(8,675)
Cash and cash equivalents at beginning of period	28,548	34,144
Cash and cash equivalents at end of period	$38,566	$25,469

Business Segment Data

	Three Months Ended
(Dollars in thousands)	4/2/2016	4/4/2015
Net sales:
Office furniture	$387,339	$407,429
Hearth products	113,698	116,048
	$501,037	$523,477

Operating profit:
Office furniture	$21,300	$20,152
Hearth products	12,561	12,501
Total operating profit	33,861	32,653
Unallocated corporate expense	(16,138)	(19,133)
Income before income taxes	$17,723	$13,520

Depreciation and amortization expense:
Office furniture	$10,693	$10,377
Hearth products	2,656	1,958
General corporate	1,902	1,525
	$15,251	$13,860

Capital expenditures (including capitalized software):
Office furniture	$16,468	$14,551
Hearth products	2,553	2,404
General corporate	8,436	11,268
	$27,457	$28,223

	As of	As of
	4/2/2016	1/2/2016
Identifiable assets:
Office furniture	$764,741	$739,915
Hearth products	348,194	341,813
General corporate	198,517	182,197
	$1,311,452	$1,263,925

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. We have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are: gross profit, operating income, operating profit, net income per diluted share (i.e., EPS), excluding restructuring charges and transition costs. Non-GAAP EPS is calculated using the Corporation’s overall effective tax rate for the period. We present these measures because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors. This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the second quarter and full fiscal year 2016. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share for the second quarter and full fiscal year 2016 is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated non-recurring items not reflective of ongoing operations.

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Three Months Ended 4/2/2016			Three Months Ended 4/4/2015
	Gross Profit	Operating Income	EPS	Gross Profit	Operating Income	EPS
As reported (GAAP)	$185.7	$19.5	$0.26	$184.5	$15.4	$0.19
% of net sales	37.1%	3.9%		35.2%	2.9%

Restructuring charges	$0.0	$1.1	$0.02	$0.0	$0.4	$0.01
Transition costs	$1.8	$1.8	$0.03	$1.1	$1.1	$0.02

Results (non-GAAP)	$187.5	$22.4	$0.31	$185.6	$16.9	$0.21
% of net sales	37.4%	4.5%		35.5%	3.2%

Office Furniture Reconciliation (Dollars in millions)
	Three Months Ended		Percent Change
	4/2/2016	4/4/2015
Operating profit as reported (GAAP)	$21.3	$20.2	5.7%
% of net sales	5.5%	4.9%

Restructuring and impairment charges	$0.2	$0.4
Transition costs	$1.5	$1.1

Operating profit (non-GAAP)	$23.0	$21.7	6.1%
% of net sales	5.9%	5.3%

Hearth Reconciliation (Dollars in millions)
	Three Months Ended		Percent Change
	4/2/2016	4/4/2015
Operating profit as reported (GAAP)	$12.6	$12.5	0.5%
% of net sales	11.0%	10.8%

Restructuring charges	$0.9	$0.0
Transition costs	$0.3	$0.0

Operating profit (non-GAAP)	$13.8	$12.5	10.1%
% of net sales	12.1%	10.8%